Golden State Petro (IOM I-B) PLC
15-19 Athol Street
Douglas, Isle of Man


                                    GUARANTEE


In consideration of your company (herein after called "Owners") executing a certain bareboat charter party (herein called the "Charter") with Chevron Transport Corporation, a corporation duly organized and existing under the laws of Liberia (herein called the "Charterer"), for the bareboat charter of one (1) very large crude carrier of approximately 308,500 DWT Hull No. 1129 (herein called the "Vessel"), the undersigned, jointly and severally with Charterer, does hereby irrevocably and unconditionally guarantee to you, due and faithful performance by Charterer of all Charterer's liabilities and responsibilities under the Charter and any supplement, amendment, change or modification thereto as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the Charterer and confirming that this Guarantee shall be fully applicable to the Charter as so supplemented, amended, changed or modified).

This Guarantee shall become null and void (and this letter shall be forthwith returned to us) upon the occurrence of any of the following events: (1) termination of the Charter in accordance with its terms and conditions, (2) Owners' assignment of the Charter, (3) sale of the Vessel (excepting such a sale in connection with the initial financing of the Vessel).

The validity, construction and enforceability of this Guarantee shall be governed, in all respects, by the laws New York.

GUARANTOR:

CHEVRON CORPORATION

By: /s/ G. K. Carter
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Date:December 24, 1996
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